FOR IMMEDIATE RELEASE

Contact: Neil Cotiaux, FHLBank Pittsburgh: 412-335-9488, Neil.cotiaux@fhlb-pgh.com

ONE NEW, FOUR RETURNING DIRECTORS ELECTED AT FHLBANK PITTSBURGH

PITTSBURGH, PA, December 18, 2009 — The Federal Home Loan Bank (FHLBank) of Pittsburgh today announced the election of one new and four returning members to its Board of Directors.

Elected as directors during FHLBank’s 2009 member voting were:

New Director:

•	Charles J. Nugent, vice president of Fulton Bank, N.A. and senior executive vice president and chief financial officer of Fulton Financial Corporation, Lancaster, PA. Mr. Nugent has served for 17 years as CFO of Fulton Financial, a $16.5 billion financial services holding company that owns eight banking institutions in Pennsylvania, New Jersey, Delaware, Maryland and Virginia. Prior to joining Fulton Financial in 1992, he served for eight years as CFO of First Peoples Financial Corporation in New Jersey. As CFO at Fulton Financial, Mr. Nugent is responsible for asset-liability management, is vice chairman of the corporation’s risk management committee, oversees the corporation’s investment portfolio, and also has oversight of its participation in numerous low-income housing projects. Mr. Nugent earned a B.S. in Business Administration from LaSalle University and holds both Certified Public Accountant (CPA) and Chartered Financial Analyst (CFA) designations. Mr. Nugent will serve a four-year term on the FHLBank Pittsburgh Board.

Returning Member Directors:

•	Edward J. Molnar, chairman of the board and a director of Harleysville Savings Bank, Harleysville, PA. Mr. Molnar was re-elected to a two-year term. Mr. Molnar has served on FHLBank’s Board since January 1, 2004.

•	Patrick J. Ward, chairman and chief executive officer of Penn Liberty Bank, Wayne, PA. Mr. Ward was re-elected to a four-year term. He has served on the Board since January 1, 2007.

Independent Directors:

•	Rev. Luis A. Cortés, Jr., a current member and former vice chairman of the Board, was elected as an independent director serving as a public interest director. Rev. Cortés will serve a four-year term. He is president of Esperanza, Inc. Rev. Cortés has served on the Bank’s Board since April 24, 2007.

•	Dennis S. Marlo, managing director of Sanctuary Group LTD, Malvern, PA. Mr. Marlo was re-elected to a four-year term. He will serve as an independent director. He joined the Bank’s Board on November 1, 2002 and has served as a member director.

Election of Chair and Vice Chair:

Dennis S. Marlo and H. Charles Maddy, III were re-elected by the Board to serve as Chair and Vice Chair, respectively. Mr. Maddy is president and chief executive officer of Summit Financial Group, Inc. of Moorefield, West Virginia.

All new and returning directors certified in the 2009 election will begin their terms of office on January 1, 2010.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. As of September 30, 2009, the Bank had 317 members in its district of Delaware, Pennsylvania and West Virginia and held approximately $67 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

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